Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-259057,333-277980, 333-285565, 333-290162 and 333-292592) and Form F-3 (Nos. 333-284308 and 333-289324) of QTREX Quantum Ltd (formerly: Inspira Technologies Oxy B.H.N. Ltd.) (“the Company”) of our report dated May 27, 2026, relating to the abbreviated financial statements of Additively Manufactured Electronics and Fabrica Product Lines of Nano Dimension Ltd which appears in this Current Report on Form 6-K.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern

/s/ Ziv Haft
Certified Public Accountants (Isr.) BDO Member Firm

Tel Aviv, Israel

May 27, 2026